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                                    [LETTERHEAD]

March 30, 1998

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Caring Products International, Inc. and, under the date of June 13, 1997, we reported on the consolidated financial statements of Caring Products International, Inc. and subsidiaries as of and for the year ended March 31, 1997. On March 13, 1998, we were notified that our appointment as principal accountants was terminated. We have read Caring Products International, Inc.'s statements included under
Item 4 of its Form 8-K dated March 18, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with Caring Products International, Inc.'s statement that (1) on March 12, 1998, Peterson Sullivan P.L.L.C. was engaged as principal accountants, (2) the decision to change accountants was recommended by the audit committee of the board of directors and was approved by the board of directors, (3) in May 1997, Peterson Sullivan P.L.L.C. was engaged to assist Registrant with its accounting as of and for the year ended March 31, 1997, and for periods subsequent thereto, and accounting assistance included, but was not limited to, account analysis, review and follow-up of unusual items, and preparation of journal entries and general ledger trial balances, and (4) in September 1997, the Registrant hired a new chief financial officer.

Very truly yours,


/s/ KPMG Peat Marwick LLP